Exhibit 8.1

November 4, 2019 Investors Bancorp, Inc. 101 John F. Kennedy Parkway Short Hills, NJ 07078

Re:	Agreement and Plan of Merger dated as of July 24, 2019

McCarter & English, LLP

Four Gateway Center

100 Mulberry Street

Newark, NJ 07102-4056

T. 973.622.4444

F. 973.624.7070

www.mccarter.com

BOSTON

HARTFORD

STAMFORD

NEW YORK

NEWARK

EAST BRUNSWICK

PHILADELPHIA

WILMINGTON

WASHINGTON, DC

Ladies and Gentlemen:

                We have acted as counsel to Investors Bancorp, Inc., a Delaware corporation (“Investors Bancorp”), in connection with the proposed merger (the “Merger”) of Gold Coast Bancorp, Inc., a New York corporation (“Gold Coast Bancorp”), with and into Investors Bancorp, with Investors Bancorp as the surviving entity, as contemplated by the Agreement and Plan of Merger dated as of July 24, 2019, by and between Investors Bancorp and Gold Coast Bancorp (the “Merger Agreement”).  This opinion is being delivered in connection with the Registration Statement on Form S-4 (File No. 333-234274) initially filed with the Securities and Exchange Commission on October 21, 2019, including the proxy statement/prospectus forming a part thereof (the “Initial Registration Statement”), and the Pre-Effective Amendment No. 1 to the Initial Registration Statement (“Amendment No. 1” and, collectively with the Initial Registration Statement, the “Registration Statement”) to be filed with the Securities and Exchange Commission on the date hereof, relating to the transactions contemplated by the Merger Agreement.  Unless otherwise defined herein, capitalized terms used in this opinion have the meanings ascribed to them in the Merger Agreement.

                In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations, covenants and warranties contained in (i) the Merger Agreement (including any exhibits and schedules thereto), (ii) the Registration Statement, (iii) the respective tax representation letters of Investors Bancorp and Gold Coast Bancorp, each dated on or about the date hereof and delivered to us for purposes of this opinion (the “Representation Letters”), and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

                In addition, we have assumed, with your consent, that:

1.             Original documents (including signatures) are authentic, and documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) execution and delivery of all documents where execution and delivery are prerequisites to the respective obligations of the parties to the Merger Agreement to consummate the Merger;

Investors Bancorp, Inc. November 4, 2019 Page 2

2.             The Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement and the Registration Statement (and no transaction or condition described therein affecting this opinion will be waived by any party to the Merger Agreement);

3.             The Merger will be effective under the applicable corporation and banking laws of the States of New York and Delaware;

4.             All factual statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the Effective Time and thereafter (where relevant), and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the Effective Time or thereafter (where relevant); and

5.             The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement, the Registration Statement and their respective Representation Letters.

                If any of the above-described assumptions are untrue for any reason or if the transactions contemplated by the Merger Agreement are consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

                Based upon and subject to the assumptions, representations and qualifications described herein, we are of the opinion that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

                In addition, we are of the opinion that the discussion set forth under the caption “Material United States Federal Income Tax Consequences of the Merger” in the Registration Statement, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects as of the date hereof.

Investors Bancorp, Inc. November 4, 2019 Page 3

                In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

1.             This opinion represents our best judgment regarding the application of U.S. federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, but does not address all of the U.S. federal income tax consequences of the Merger. We express no opinion as to U.S. federal, state, local, foreign, or other tax consequences, other than as set forth herein. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the validity of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

2.             No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any matter whatsoever, including the Merger, if, to the extent relevant to our opinion, either (i) all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or (ii) all of the factual statements, representations, warranties and assumptions upon which we have relied, including in the Registration Statement and the Representation Letters, are not true and accurate at all relevant times.

                We are furnishing this opinion in connection with the Merger and the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the caption “Legal Opinions.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very Truly Yours,

/s/ McCarter & English, LLP

McCarter & English, LLP